Exhibit 10.4
DISTILLER’S GRAINS MARKETING AGREEMENT
April 7, 2010
     THIS DISTILLER’S GRAINS MARKETING AGREEMENT (“Agreement”) is made as of the date first written above and entered into and effective as of the Effective Date (as hereinafter defined) by and between Hawkeye Gold, LLC, a Delaware limited liability company (“Gold”), and Heartland Grain Fuels, L.P., a South Dakota limited partnership (“Producer”).
RECITALS:
A.	Producer operates an ethanol plant located in or around Aberdeen, South Dakota (as it may be expanded from time to time, the “Plant”).

B.	This Agreement is being entered into in connection with the execution and delivery of that certain Backstop Commitment Agreement, dated as of the date hereof, by and between Advanced BioEnergy, LLC, a Delaware limited liability company and Hawkeye Energy Holdings, LLC, a Delaware limited liability company (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Backstop Agreement”).

C.	Producer desires to sell to Gold, and Gold desires to purchase from Producer, all the dried distiller’s grains (“DDG”), wet distiller’s grains (including modified wet distiller’s grains, “WDG”) and corn syrup produced at the Plant (collectively, the “Distiller’s Grains”), all upon and subject to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing Recitals and the agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gold and Producer agree as follows:
     1. PURCHASE AND SALE OF DISTILLER’S GRAINS. Gold shall use commercially reasonable efforts to from time to time submit purchase orders or purchase contracts (each, a “Purchase Order”) to Producer for purchases of the Distiller’s Grains, all upon and subject to the terms and conditions of this Agreement. Gold may place a Purchase Order with Producer orally, by email or by a written purchase order or contract in a form mutually acceptable to Producer and Gold. The terms of any Purchase Order may include a request for the sale and delivery of Distiller’s Grains on a one-time basis or on a daily, weekly, monthly or other periodic basis. Each Purchase Order shall be irrevocable by Gold, unless and until the time at which the particular Purchase Order becomes a Rejected Purchase Order (as that term is defined below).
     Producer may accept or reject each Purchase Order, in whole, but not in part, but Producer may only reject a Purchase Order for and on a commercially reasonable basis. Producer shall notify Gold of whether Producer accepts or rejects each particular Purchase Order within the time period specified in the Purchase Order in question, or if no time period is specified in the Purchase Order, within 24 hours of Producer’s receipt of the Purchase Order (in either case, the “Acceptance Period”), and if Producer fails to notify Gold within the Acceptance Period, Producer shall be deemed to have rejected the Purchase Order in question. Gold reserves the right to require Producer to accept or reject any particular Purchase Order or Purchase Orders only in writing.
     Any Purchase Order which is accepted by Producer is referred to in this Agreement as an “Accepted Purchase Order”, and any Purchase Order which is rejected by Producer is referred to in this Agreement as a “Rejected Purchase Order”.
     Producer shall not sell or otherwise dispose of any Distiller’s Grains to any person other than Gold during the term of this Agreement, except only that if Gold fails to take delivery of Distiller’s Grains from the Plant and such failure will result in the Storage Limit (as that term is defined in Section 5(c)) being exceeded, then Producer may sell or otherwise dispose of only the amount of Distiller’s Grains as are necessary to cause the Storage Limit to not be exceeded provided Producer gives Gold at least 24 hours prior written notice of Producer’s intent to sell or dispose of any Distiller’s Grains pursuant to this paragraph.
     Gold may purchase and otherwise deal in dried distiller’s grains, wet distiller’s grains, corn syrup and other products for Gold’s own use or account, and Gold may also market and sell dried distiller’s grains, wet distiller’s grains, corn syrup and other products of other persons (including affiliates or related parties of Gold), and provide services to other persons, on such terms and conditions as are determined by Gold from time to time, but subject to Gold’s compliance with Sections 14(c) and 14(e).
     2. PURCHASE PRICE; PAYMENT OF PURCHASE PRICE. The purchase price payable by Gold to Producer for the Distiller’s Grains which are purchased by Gold pursuant to this Agreement is as follows:
     (a) The purchase price for DDG shall be the F.O.B. Plant Price (as that term is defined below) for the DDG in question, less a marketing fee equal to the greater of (i) two percent (2%) of the F.O.B. Plant Price for the DDG, or (ii) the amount determined by multiplying the number of tons of DDG (rounded to the nearest one hundredth decimal point) by $1.30.
     (b) The purchase price for WDG shall be the F.O.B. Plant Price for the WDG in question, less a marketing fee equal to the greater of (i) three percent (3%) of the F.O.B. Plant Price for the WDG, or (ii) the amount determined by multiplying the number of tons of WDG (rounded to the nearest one hundredth decimal point) by $1.00.
     (c) The purchase price for corn syrup shall be the F.O.B. Plant Price for the corn syrup in question, less a marketing fee equal to the amount determined by multiplying the number of tons of corn syrup (rounded to the nearest one hundredth decimal point) by $2.00.
The marketing fee which is retained by Gold pursuant to subparagraphs (a), (b), and (c) above is at times referred to in this Agreement as the “Marketing Fee”.

     The term “F.O.B. Plant Price” means the sale price and other amounts billed or invoiced to the Gold customer in question for the DDG, WDG or corn syrup in question, less both all Reimbursement Amounts and all Freight Costs (as those terms are defined below).
     The term “Reimbursement Amounts” means the sum of all amounts which were billed to the Gold customer in question which are for reimbursement of out-of-pocket costs and expenses of Gold. The term “Freight Costs” means all direct and indirect costs, expenses and other amounts paid or incurred by Gold in connection with the pick-up, shipment, delivery or other transportation of Distiller’s Grains to the Gold customer in question, including freight, insurance, express bills and terminal fees.
     If the Reimbursement Amounts and the Freight Costs equal or exceed the sale price for any particular Distiller’s Grains, it will be commercially reasonable for Gold to fail to submit a Purchase Order to Producer for those Distiller’s Grains.
     Subject to Sections 3, 9 and 38, and to possible extension as provided in Section 5(b), Gold shall pay Producer for Distiller’s Grains which have been delivered to Gold during a given week (i.e. Sunday through Saturday) so that the payment is received by Producer on or before the second (2nd) following Friday which follows the close of the week in question. Each payment shall be accompanied by a summary which identifies the Distiller’s Grains which are the subject of the payment and which includes the gross sales prices, the F.O.B. Plant Prices, the Reimbursement Amounts and the Freight Costs for each shipment of such Distiller’s Grains.
     3. ON-SITE MERCHANDISER. If Gold and Producer have both placed their in-itials or signature in the margin next to this Section, then Gold shall provide and maintain a full-time Distiller’s Grains merchandiser at the Plant (the “Merchandiser”), and Producer shall, at Producer’s cost and expense, provide the Merchandiser with reasonable administrative support, office space and other facilities and supplies at the Plant and shall otherwise reasonably cooperate with and assist the Merchandiser. Producer shall also pay Gold a fee with respect to the Merchandiser of one-half percent (.50%) of the F.O.B. Plant Price for all Distiller’s Grains purchased by Gold pursuant to this Agreement (the “Merchandiser Fee”). The Merchandiser Fee may be retained and withheld by Gold from the payments which are to be made by Gold to Producer pursuant to Section 2, or Gold may invoice Producer for the Merchandiser Fee on a monthly basis. In the latter event, the Merchandiser Fee shall be due and payable by Producer within ten days of the date of Gold’s invoice. The Merchandiser shall be and remain an employee of Gold, and Gold may designate and replace the Merchandiser at any time, in Gold’s discretion.
     4. PRODUCTION AND LOADING SCHEDULES. Producer shall provide to Gold, by the second business day of each week, production schedules that will (i) accurately specify the Distiller’s Grains production schedule at the Plant for the following six calendar weeks (the “Six Week Schedule”), and (ii) estimate the Distiller’s Grains production schedule at the Plant for the six calendar weeks which follow the Six Week Schedule. Producer shall also provide to Gold, on a daily basis by 8:30 a.m. Central Standard Time, a status report regarding that day’s Distiller’s Grain inventory and production schedule for the Plant.

     Gold shall schedule the loading and shipping of all Distiller’s Grains at the Plant, and shall provide Producer with daily or other periodic loading schedules specifying the quantities of Distiller’s Grains to be removed from the Plant each day, and specifying the method of removal (i.e., by truck or rail), with sufficient advance notice so as to allow Producer, acting in a commercially reasonable manner, to timely perform Producer’s drying, loading and related obligations under this Agreement.
     Producer and Gold shall cooperate in coordinating production and loading schedules, including by promptly notifying the other of any changes in any production or loading schedules delivered hereunder; provided, however, that Gold shall be entitled to act and rely upon each Six Week Schedule provided by Producer and each loading schedule provided by Gold.
     5. DELIVERY, STORAGE, LOADING, TITLE.
     (a) Delivery. The place of delivery for all Distiller’s Grains purchased by Gold under this Agreement shall be F.O.B. the Plant. Producer shall grant and allow Gold and its agents (including all truck and rail carriers) access to the Plant in a manner and at all times reasonably necessary and appropriate for Gold to take delivery of Distiller’s Grains in accordance with the loading schedules provided by Gold pursuant to Section 4.
     (b) Producer Delivery Reports. Producer shall provide Gold each day, weekends and holidays excluded, with meter or weight certificates and, with respect to truck deliveries, bills of lading, for the previous day’s deliveries of Distiller’s Grains to Gold. The meter or weight certificates and bills of lading with respect to any deliveries which are made on a weekend or a holiday will be provided to Gold on the next succeeding business day. Gold shall in no event be obligated to pay for a shipment of Distiller’s Grains (whether by rail or by truck) until Gold has received the meter or weight certificates and also the bills of lading for such Distiller’s Grains, and Gold’s obligation to pay for Distiller’s Grains shall be extended one week for each four days late that such meter or weight certificates and/or bills of lading are provided to Gold.
     (c) Producer Storage. Producer shall provide storage space at the Plant for not less than 7 full days of combined Distiller’s Grains production at the Plant (the “Storage Limit”), based on the Plant’s then normal operating capacity, and such storage space shall be continuously available for Gold’s use for storage of Distiller’s Grains, without charge to Gold.
     (d) Loading. Subject to Section 6, Gold shall arrange for trucks or railcars to be at the Plant for pick-up of Distiller’s Grains in accordance with the loading schedules provided by Gold pursuant to Section 4.
     Producer shall provide and supply, without charge to Gold, all facilities, equipment and labor necessary to load the Distiller’s Grains into the trucks or railcars at the Plant in accordance with the loading schedules provided by Gold pursuant to Section

4. Producer agrees that all railcars shall be loaded to full visible capacity at the Plant. Producer shall maintain all loading facilities and equipment at the Plant in accordance with industry standards and in good and safe operating condition and repair, subject to ordinary wear and tear and depreciation.
     (e) Handling of Distiller’s Grains. Gold and Producer shall each handle the Distiller’s Grains during the loading process in a good and workmanlike manner in accordance with the other’s reasonable requirements and customary industry practices.
     (f) Title and Risk of Loss. Subject to Section 9, title, risk of loss, and shipping responsibility for Distiller’s Grains which are loaded into trucks at the Plant shall pass from Producer to Gold upon the loading of such Distiller’s Grains into the trucks at the Plant and Producer’s delivery to the truck carrier of a bill of lading for the Distiller’s Grains in question. Subject to Section 9, title, risk of loss, and shipping responsibility for Distiller’s Grains which are loaded into railcars at the Plant shall pass from Producer to Gold upon the loading of such Distiller’s Grains into the railcars at the Plant and Gold’s receipt of written notice (the “Railcar Loading Notice”) from Producer that such Distiller’s Grains have been loaded and are available for billing. Producer shall give each Railcar Loading Notice to Gold within 12 hours of the loading of the railcars in question, weekends and holidays excluded. A Railcar Loading Notice with respect to any deliveries which are made on a weekend or a holiday shall be provided to Gold within 12 hours of the start of the next succeeding business day.
     6. PRODUCER MUST PROVIDE RAILCARS. Gold shall consult with Producer regarding the number of railcars that may be needed from time to time to ship the Distiller’s Grains. Producer agrees to use Producer’s best efforts to obtain access to and the use of the number of railcars, through a railcar lease or other arrangement, as are necessary from time to time for the timely and efficient shipment and transportation of the Distiller’s Grains and to make the railcars available to Gold for the loading, shipment and transportation of Distiller’s Grains. Gold shall not have any liability or responsibility with respect to or for the lease or other arrangements of Producer regarding the railcars. Gold shall utilize commercially reasonable efforts to coordinate the use of Producer’s railcars in a cost effective manner, but Producer acknowledges that the efficient use of Producer’s railcars depends on various factors, many of which are outside of Gold’s control, including general market conditions for distiller’s grains, general railroad and freight conditions, the frequency of Accepted Purchase Orders, the delivery times under Accepted Purchase Orders and the locations and related transportation periods which apply to Gold’s customers for Distiller’s Grains.
     7. QUANTITY OF DISTILLER’S GRAINS. The quantity of Distiller’s Grains delivered to Gold under this Agreement by truck shall be definitively established by outbound meter and weight certificates obtained from meters and scales of Producer or another person that are properly certified as of the time of loading in accordance with any requirements imposed by any governmental or regulatory authorities and that otherwise comply in all material respects with all applicable laws, rules and regulations. Producer agrees to maintain at the Plant, in good and safe operating condition and repair and in accordance in all material respects with all applicable laws, rules and regulations, truck weights suitable for weighing Distiller’s Grains. All costs and expenses incurred in connection with obtaining such certificates, and maintaining such truck weights, shall be borne by Producer.
     In the case of rail shipments, the first official railroad weights will govern and definitively establish the quantity of Distiller’s Grains delivered to Gold under this Agreement.
     Gold acknowledges that the current estimated monthly production of Distiller’s Grains at the Plant at full operation is set forth below Producer’s signature to this Agreement, but that Producer may, but is not required to, expand the capacity of Plant. If Producer determines to expand the capacity of the Plant, Producer shall give Gold written notice of such expansion, and of the estimated monthly production of Distiller’s Grains at the Plant after such expansion, at least six months before the estimated completion date of the construction activities related to such expansion.
     8. QUALITY OF DISTILLER’S GRAINS. Producer acknowledges that (i) Gold intends to sell the Distiller’s Grains as a primary animal feed ingredient, (ii) the Distiller’s Grains are subject to certain industry and governmental standards, and (iii) consistent quality is important to achieving an optimal sales price for the Distiller’s Grains. Producer agrees that Producer shall use commercially reasonable efforts to produce and deliver Distiller’s Grains of consistent quality and composition, and, in addition, but without limiting the generality of the foregoing, Producer represents and warrants to Gold that all Distiller’s Grains: (i) shall be suitable and safe for use as an animal feed ingredient, (ii) shall meet the minimum quality standards set forth in Exhibit “A”, (iii) shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended from time to time (the “Act”), and (iv) may lawfully be introduced into interstate commerce under the Act.
     9. REJECTION OF DISTILLER’S GRAINS BY GOLD. Gold may reject, before or after delivery, any Distiller’s Grains that fail to conform to Section 8 or are otherwise unsaleable because of a failure to meet industry standards or the requirements of any applicable law, rule or regulation; provided, however, that Producer must receive written notice of rejection of a load of Distiller’s Grains on such basis from Gold within 48 hours of the delivery of such Distiller’s Grains to the ultimate customer or such Distiller’s Grains shall be deemed to be accepted by Gold.
     If any Distiller’s Grains are seized or condemned by any governmental authority for any reason other than the failure of Gold to comply with any term of this Agreement (a “Governmental Seizure”), the Governmental Seizure shall automatically constitute a rejection by Gold of the Distiller’s Grains which are the subject of the Governmental Seizure, and Gold shall have no obligation to offer any defense in connection with the Governmental Seizure. Gold shall, however, notify Producer of the Governmental Seizure within 48 hours of Gold receiving notice of the Governmental Seizure. Gold shall also reasonably cooperate with Producer, but at Producer’s cost and expense, in defending against or otherwise contesting the Governmental Seizure.
     If any Distiller’s Grains are rejected by Gold (the “Rejected Grains”), Gold will, in the following order:

     (a) Offer Producer a reasonable opportunity, but in no event to exceed 48 hours following rejection, to examine and take possession of the Rejected Grains, at Producer’s cost and expense, if Gold reasonably determines that the condition of the Rejected Grains and the other circumstances permit such examination and delivery prior to disposal of the Rejected Grains; or
     (b) Dispose of the Rejected Grains in the manner as directed by Producer, and at Producer’s cost and expense, subject to the requirements of applicable laws, rules and regulations and to any customer or other third party rights; or
     (c) If Gold has no reasonably available means of disposing of the Rejected Grains, and if Producer fails to direct Gold to dispose of the Rejected Grains or directs Gold to dispose of the Rejected Grains in a manner inconsistent with applicable laws, rules or regulations or with any customer or other third party rights, then Gold may return the Rejected Grains to Producer, at Producer’s cost and expense.
     Gold’s obligation with respect to any Rejected Grains shall be fulfilled upon Producer taking possession of the Rejected Grains, the disposal of the Rejected Grains or the return of the Rejected Grains to Producer, as the case may be, in accordance with subparagraphs (a), (b) or (c) above.
     Producer shall reimburse Gold for all costs and expenses incurred by Gold for storing, transporting, returning, disposing of, or otherwise handling Rejected Grains, and Gold shall provide Producer with reasonable substantiating documentation for all such costs and expenses. Producer shall also refund any amounts paid by Gold to Producer for Rejected Grains within 10 days of the date of Producer’s receipt of Gold’s written notice of the rejection. Gold has no obligation to pay Producer for Rejected Grains, and Gold may deduct from payments otherwise due from Gold to Producer under this Agreement the amount of any reimbursable costs or any required refund by Producer as described above.
     If any Distiller’s Grains are rejected by Gold following the transfer of title and risk of loss to Gold under Section 5(f), title and risk of loss shall automatically revert to Producer effective upon the rejection of the Distiller’s Grains.
     10. TESTING AND SAMPLES. If Producer knows or has reason to believe that any Distiller’s Grains do not comply with Section 8 or may be subject to rejection under Section 9, Producer shall promptly notify Gold so that such Distiller’s Grains can be tested before entering interstate commerce. If Gold knows or has reason to believe that any Distiller’s Grains do not comply with Section 8 or may be subject to rejection under Section 9, then Gold may obtain independent laboratory tests of such Distiller’s Grains. If the test was initiated by Gold pursuant to the preceding sentence and if the Distiller’s Grains are tested and found to comply with Section 8 and to not be subject to rejection, then Gold shall be responsible for the costs of testing such Distiller’s Grains. Producer shall be responsible for all testing costs in all other circumstances.

     Producer will take an origin sample of Distiller’s Grains from every truck and railcar loaded with Distiller’s Grains at the Plant, using sampling methodology that is consistent with then prevailing industry standards. Producer will label the samples to indicate the date of loading, and will retain the samples for not less than six months.
     Producer shall, within 3 days of the close of each calendar week, deliver to Gold a composite analysis of all Distiller’s Grains produced at the Plant during such week, and also at such other times and for such production periods as are requested by Gold from time to time. The composite analysis shall address, without limitation, the matters set forth in Exhibit “B” and shall be in a format reasonably acceptable to Gold and Producer.
     11. GOLD MARKS. Gold may market and sell the Distiller’s Grains under such names, marks, brands and logos as are determined by Gold from time to time, in its sole discretion (collectively, the “Marks”). The Marks shall at all times be the sole and exclusive property of Gold, and Gold reserves to itself all rights, entitlements and benefits of ownership and property of every kind and nature whatsoever in, to or in any way arising from or related to the Marks, including all goodwill.
     Producer shall not utilize any of the Marks without the prior written consent of Gold, which consent may be withheld in Gold’s sole discretion. Any permitted use of any Mark by Producer shall not grant Producer any rights in the Mark, other than as a nonexclusive licensee, and shall in each event be (i) limited in scope, area, use and otherwise in accordance with the express consent as granted by Gold, (ii) in strict accordance with Gold’s policies and requirements as established by Gold from time to time, in its sole discretion, regarding the use of the Marks, (ii) nonassignable and nontransferable, whether voluntarily or involuntarily, and (iv) terminable at any time upon the giving of written notice by Gold, with or without cause, and in the absence of any such written notice, terminated automatically and immediately upon the effective time of the termination of this Agreement.
     12. FEES AND EXPENSES. Producer shall be responsible for all fees and charges assessed or imposed on the Distiller’s Grains by any governmental authority or industry organization with respect to the sale and delivery of the Distiller’s Grains to Gold as contemplated by this Agreement, including for branding, packaging, inspection, or otherwise. If any such fees or charges are paid by Gold, Producer shall reimburse Gold for such fees and charges within 10 days of the date of Gold’s invoice therefor to Producer, which invoice shall be accompanied by reasonable supporting documentation. Gold shall consult with Producer regarding any fees or charges payable by Producer under this Section and the related governmental or industry requirements and standards.
     13. DUTIES OF PRODUCER. In addition to Producer’s other duties and obligations under this Agreement, Producer agrees as follows:
     (a) Producer shall cooperate with Gold in the performance of Gold’s services under this Agreement, including by (i) providing Gold in a timely manner with any records or information that Gold may reasonably request from time to time as part of Gold’s marketing of the Distiller’s Grains, and (ii) furnishing any representative of Gold who may be working at the Plant from time to time with reasonable administrative support, office space and other facilities and supplies.
     (b) Producer shall maintain the Plant, including the Distiller’s Grains drying equipment, in good and safe operating repair and condition, subject to ordinary wear and tear and depreciation.
     (c) Producer shall at all times have designated to Gold one or more employees of Producer who shall have authority to act for and on behalf of Producer under this Agreement, including for purposes of accepting Purchase Orders (each, a “Producer Representative”). Producer may change the identity of any Producer Representative at any time, but no change shall be effective with respect to Gold unless and until Gold has received written notice of such change. Any action taken by a Producer Representative shall bind Producer and may be relied upon, and acted on, by Gold without inquiry to, or confirmation from, Producer or any other Producer Representative. Producer’s initial Producer Representative is identified below Producer’s signature to this Agreement.
     (d) Producer shall provide Gold with not less than six months prior written notice of any material change in any of the technology which is from time to time utilized at the Plant.
     (e) Producer shall allocate Producer’s production of distiller’s grains among dried distiller’s grains, wet distiller’s grains and modified wet distiller’s grains as necessary to comply with Accepted Purchase Orders and Gold’s related loading schedules.
     (f) Producer shall perform its duties and obligations under this Agreement in a commercially reasonable manner and in compliance in all material respects with all governmental laws, rules and regulations which are applicable to Producer’s duties and obligations under this Agreement.
     (g) Producer shall promptly advise Gold of any material problems with respect to any Distiller’s Grains.
     (h) Producer shall promptly advise Gold of any matter regarding any Distiller’s Grains which raises an issue of compliance of the Distiller’s Grains with applicable governmental laws, rules or regulations or industry standards.
     (i) Producer shall obtain and continuously maintain in effect any and all governmental or other consents, approvals, authorizations, registrations, licenses or permits which are necessary or appropriate for Producer to fully and timely perform all of its duties and obligations under this Agreement, including any state feed inspection tax and all other state licenses, permits or other approvals which are necessary or appropriate to market and sell the Distiller’s Grains.
     14. DUTIES OF GOLD. In addition to Gold’s other duties and obligations under this

Agreement, Gold agrees as follows:
     (a) Gold shall use commercially reasonable efforts to achieve the highest F.O.B. Plant Price available for Distiller’s Grains under the prevailing market conditions at the time of sale by Gold.
     (b) Gold shall perform its duties and obligations under this Agreement in a commercially reasonable manner and in compliance in all material respects with all governmental laws, rules and regulations which are applicable to its services under this Agreement.
     (c) In the event of a conflict of interest between the interests of Producer and one or more other ethanol plants from which Gold purchases dried distiller’s grains or wet distiller’s grains and/or markets them for sale (each, an “Other Client”), including with respect to allocations of sales during times of excess supply of distiller’s grains and with respect to sales price or other sales terms, Gold shall purchase and market the Distiller’s Grains for sale in a consistent and commercially reasonable manner in relation to the dried distiller’s grains and/or wet distiller’s grains, as the case may be, of the Other Clients.
     (d) Gold will deliver to Producer (i) a weekly report showing all of Gold’s sales of, or trades in, distiller’s grains during the prior week, and (ii) a monthly report showing all then outstanding contractual commitments that Gold has in place regarding any Distiller’s Grains. Any proprietary positions held by Gold which are disclosed in such reports will be identified or listed separately in such reports. The reports contemplated by this subparagraph need not disclose the names or identities of any Other Clients or other third parties to Gold’s transactions in any distiller’s grains, but Gold does not make any assurances that Other Clients will not be able to determine the identity of Producer or other Producer specific information from the reports.
     (e) Gold shall not accept for its own behalf or account any offer of a third party for the purchase of any dried distiller’s grains or wet distiller’s grains unless a corresponding purchase order from Gold has been rejected by Producer and the Other Clients.
     (f) Gold shall be responsible and liable for Gold’s relationship and dealings with all third party purchasers of the Distiller’s Grains from Gold, including with respect to and for billing, collections and account servicing and management, and Gold shall bear all credit and collection risk with respect to Gold’s sales of Distiller’s Grains to third parties.
     (g) Gold shall promptly advise Producer of any material problems or questions raised by any customer with respect to any Distiller’s Grains.
     (h) Gold shall promptly advise Producer of any matter regarding the Distiller’s Grains which comes to the attention of Gold which raises an issue of compliance of the

Distiller’s Grains with applicable governmental laws, rules or regulations or industry standards.
     (i) Gold shall obtain and continuously maintain in effect any and all governmental or other consents, approvals, authorizations, registrations, licenses or permits which are necessary or appropriate for Gold to fully and timely perform all of its services, duties and obligations under this Agreement.
     (j) Gold shall reasonably consult with Producer regarding freight rates and prices and trends in the distiller’s grains markets.
     15. REPRESENTATIONS AND WARRANTIES OF GOLD. Gold represents and warrants to Producer as follows:
     (a) Gold is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has and shall maintain all requisite power and authority to own or otherwise hold and use its property and carry on its business as now conducted and as to be conducted pursuant to this Agreement.
     (b) This Agreement has been duly authorized, executed and delivered by Gold, and constitutes the legal, valid and binding obligation of Gold, enforceable against Gold in accordance with its terms. Gold has and shall maintain all requisite power and authority to enter into and perform this Agreement, and all necessary actions and proceedings of Gold have been taken to authorize the execution, delivery and performance of this Agreement.
     (c) The execution and performance of this Agreement do not and will not conflict with, breach or otherwise violate any of the terms or provisions of the organizational or governing documents of Gold or of any agreement, document or instrument to which Gold is a party or by which Gold or any of its assets or properties are bound.
     (d) There is no civil, criminal or other litigation, action, suit, investigation, claim or demand pending or, to the knowledge of Gold, threatened, against Gold, which may have a material adverse effect upon the transactions contemplated by this Agreement or Gold’s ability to perform its duties and obligations under, or to otherwise comply with, this Agreement.
     16. REPRESENTATIONS AND WARRANTIES OF PRODUCER. Producer represents and warrants to Gold as follows:
     (a) Producer is duly organized, validly existing and in good standing under the laws of the state under which Producer was organized, and has and shall maintain all requisite power and authority to own or otherwise hold and use its property and carry on its business as now conducted and as to be conducted pursuant to this Agreement.

     (b) This Agreement has been duly authorized, executed and delivered by Producer, and constitutes the legal, valid and binding obligation of Producer, enforceable against Producer in accordance with its terms. Producer has and shall maintain all requisite power and authority to enter into and perform this Agreement, and all necessary actions and proceedings of Producer have been taken to authorize the execution, delivery and performance of this Agreement.
     (c) The execution and performance of this Agreement do not and will not conflict with, breach or otherwise violate any of the terms or provisions of the organizational or governing documents of Producer or of any agreement, document or instrument to which Producer is a party or by which Producer or any of its assets or properties are bound.
     (d) There is no civil, criminal or other litigation, action, suit, investigation, claim or demand pending or, to the knowledge of Producer, threatened, against Producer, which may have a material adverse effect upon the transactions contemplated by this Agreement or Producer’s ability to perform its duties and obligations under, or to otherwise comply with, this Agreement.
     (e) All Distiller’s Grains shall be delivered and sold to Gold by Producer free and clear of all liens, restrictions on transferability, reservations, security interests, financing statements, licenses, mortgages, tax liens, charges, contracts of sale, mechanics’ and statutory liens and all other liens, claims, demands, restrictions or encumbrances whatsoever.
     17. NO OTHER WARRANTIES. Except for the express warranties set forth in Sections 8, 15 and 16 of this Agreement, neither Gold nor Producer make any express warranties whatsoever regarding the Distiller’s Grains or any other matter whatsoever, and Gold and Producer hereby exclude and disclaim in entirety all implied warranties whatsoever, including the implied warranties of merchantability, noninfringement and fitness for a particular purpose, with respect to all Distiller’s Grains and all other matters whatsoever. For example, Gold makes no representation or warranty that Gold will be able to sell the Distiller’s Grains at profitable prices or at all.
     18. NO INDIRECT DAMAGES. Except as otherwise provided below in this Section, under no circumstances or theories (including breach of this Agreement) will Gold or Producer be liable to the other for any lost profits, business or goodwill, or for any exemplary, special, incidental, consequential or indirect damages whatsoever, which are in any way related to or connected with or arise out of this Agreement (and even if Gold and/or Producer, as the case may be, knew or should have known of the possibility of any of those damages) including to, with or out of any performance or nonperformance by Gold, Producer or any Distiller’s Grains.
     Notwithstanding the foregoing or any other term of this Agreement which may appear to be the contrary, however, Gold and Producer acknowledge and agree that the preceding paragraph is not applicable to, and accordingly does not limit the scope or extent of Gold’s or

Producer’s liability with respect to (i) Sections 19 or 20; or (ii) any act or omission of Gold or Producer, as the case may be, or of their respective employees or agents, which is, in whole or in part, grossly negligent or reckless or which constitutes willful or wanton misconduct, fraud or an intentional tort.
     19. CONFIDENTIALITY. Gold and Producer acknowledge that they may have access to confidential information (as that term is defined below) of the other, and that it is necessary for the other to prevent the unauthorized use or disclosure of confidential information. Accordingly, and in further consideration for this Agreement, Gold and Producer covenant and agree that they shall not, during the term of this Agreement or at any time within one year following the termination of this Agreement (whether this Agreement is terminated by Gold, by Producer or by mutual consent, and for whatever reason or for no reason), directly or indirectly, engage in or take or refrain from taking any action or inaction which may lead to the use or disclosure of any confidential information of the other by or to any person, or use or disclose any confidential information of the other for their own benefit; provided, however, that Gold and Producer may use and disclose the other’s confidential information during the term of this Agreement as necessary or appropriate to Gold’s or Producer’s, as the case may be, performance of their duties and obligations under this Agreement, including, with respect to Gold, its marketing and sale of the Distiller’s Grains to third parties.
     The term “confidential information” means all information in any form which is proprietary or confidential to, respectively, Gold or Producer, as the case may be, whether regarding their services, products, business or otherwise, and whether or not designated as such when received, obtained, compiled or observed by Gold or Producer, as the case may be.
     Notwithstanding the foregoing, however, the term “confidential information” shall in no event include any information which: (i) is already lawfully known to, or in the possession of, Gold or Producer, as the case may be, at the time of disclosure by the other; (ii) is or subsequently becomes publicly available or publicly known through no wrongful act of Gold or Producer, as the case may be; (iii) is disclosed or provided to Gold or Producer, as the case may be, by a person having the right to make an unrestricted disclosure of the information; or (iv) is developed independently by Gold or Producer, as the case may be, without the use of the other’s confidential information.
     In addition, and notwithstanding any of the foregoing, Gold and Producer may disclose confidential information of the other as may be required from time to time by any court order, governmental action, legal process or by applicable law, rule or regulation; provided, however, that in such event they shall, if permitted under the terms of such order, action, process, law, rule or regulation, first give written notice to the other and shall reasonably cooperate, but at the other’s sole cost and expense, in the other’s attempt to obtain a protective order or other waiver or exclusion from the court or other applicable governmental or other authority. Notwithstanding the preceding sentence, however, Gold and Producer may, without the consent of the other, make such disclosures and filings of this Agreement and the transactions contemplated hereby as Gold or Producer, as the case may be, from time to time determines to be necessary or appropriate under, or as may be required in connection with, (i) the federal and applicable state securities laws, rules or regulations, including the Securities Exchange Act of 1934 and the various rules and regulations promulgated pursuant thereto; and (ii) any debt or equity financing as may from time to time be pursued or obtained by Gold or Producer or any affiliate of Gold or Producer, as the case may be, including to any prospective or actual lenders or investors and to actual or potential participants, assignees or transferees of any such lender or in connection with a foreclosure, assignment in lieu of foreclosure or the exercise of any rights or remedies by any such lender. Gold or Producer shall, where reasonably practicable, give the other prior written notice of the fact that they intend to make a disclosure pursuant to the preceding sentence.
     As provided above, Gold’s and Producer’s respective obligations under this Section shall in all events end and terminate on the date which is one year following the effective date of the termination of this Agreement.
     Nothing in this Section is intended or shall be construed as requiring Gold or Producer to furnish any confidential information to the other, except to the extent necessary or appropriate for the other to perform and provide the services and duties required of such party under this Agreement.
     20. NONSOLICITATION COVENANTS. Gold and Producer shall not, respectively, during the term of this Agreement or at any time within one year of the effective date of the termination of this Agreement (whether this Agreement is terminated by Gold, by Producer or by mutual consent, and for whatever reason or for no reason), directly or indirectly, solicit or contact any employee of the other for purposes of employing or otherwise retaining such employee without the express prior written consent of the other, which consent may be withheld in Gold’s or Producer’s, as the case may be, sole discretion. This paragraph shall not, however, prohibit general, nontargeted solicitation such as general advertisements.
     Without limiting the preceding paragraph or any other rights or remedies as may be available to Gold or Producer, as the case may be, if Gold or Producer, as the case may be, employs or otherwise engages any individual who was at any time during the term of this Agreement an employee of the other, Gold or Producer, as the case may be, shall, on the effective date of such employment or other engagement, pay the other an amount equal to the total salary and other compensation that was paid by the other to the individual during the individual’s last twelve months of employment or other service to the other.
     21. REASONABLENESS OF COVENANTS. Gold and Producer acknowledge and agree that the covenants set forth in Section 19 and Section 20 are reasonable and are necessary and appropriate to protect the justifiable business interests of, respectively, Gold and Producer, and are not to be limited or restricted in any way or found to be or held by any court or other applicable authority to be unenforceable or invalid because of the scope of the area, actions subject thereto or restricted thereby, the time period over which the covenants are applicable, or otherwise. Without limiting Section 35, and in addition thereto, in the event any of the covenants set forth in Section 19 or Section 20 are deemed by a court or other applicable authority, notwithstanding the foregoing, to be too broad in terms of the scope of the area, actions subject thereto or restricted thereby, the time period over which the covenants are applicable, or otherwise, Gold and Producer expressly authorize and direct the court and/or such other applicable authority to enforce each and all of the covenants contained in Section 19 and

Section 20 to the full and maximum extent the court or such other applicable authority, as the case may be, deems permissible.
     Gold and Producer also agree that a breach or imminent breach of Section 19 or Section 20 by them shall constitute a material breach of this Agreement for which the other will not have an adequate remedy at law, and that the other’s remedies upon a breach or imminent breach of Section 19 or Section 20 by them therefore include the right to preliminary, temporary and permanent injunctive relief restraining them and their employees and agents from any further violation of Section 19 or Section 20, as the case may be, and without any requirement that the party pursuing such injunctive relief post any bond or other form of collateral or security in order to be able to pursue, obtain or maintain any such injunctive relief.
     22. EFFECTIVE DATE. This Agreement shall be effective as of the earlier of (a) the date that is six months after the date first set forth above, and (b) such earlier date as Producer and Gold, through their mutual exercise of commercially reasonable efforts, are able to implement the terms hereof (the “Effective Date”).
     23. TERM. The initial term of this Agreement shall be for a period of three years following the Effective Date (the “Initial Term”), unless terminated earlier under Section 24. This Agreement shall automatically renew for successive additional one year terms (each, a “Renewal Term”) following the expiration of the Initial Term or the Renewal Term then in effect, as the case may be, unless Gold or Producer gives the other written notice of their election not to renew, for whatever reason or for no reason, no later than 90 days prior to the end of the Initial Term or the Renewal Term then in effect, as the case may be.
     24. TERMINATION. Producer and Gold shall also have the right to terminate this Agreement as follows:
     (a) Producer may terminate this Agreement in any of the following events: (i) the failure by Gold to make any payment to Producer when due, if such nonpayment has not been fully cured within 5 days of Gold’s receipt of written notice thereof from Producer; (ii) any breach or nonfulfillment of or any default under any term or condition of this Agreement by Gold (other than a payment obligation), if such breach, nonfulfillment or default is not fully cured by Gold within 10 days of Gold’s receipt of written notice thereof from Producer; or (iii) upon the giving of written notice by Producer to Gold, without any opportunity for cure by Gold, in the event of the insolvency of, business failure of, appointment of a receiver of or for any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding (whether voluntary or involuntary) under any bankruptcy, insolvency, debtor/creditor, receivership or similar or related law by or against, Gold.
     (b) Gold may terminate this Agreement in any of the following events: (i) the failure by Producer to make any payment to Gold when due, if such nonpayment has not been fully cured within 5 days of Producer’s receipt of written notice thereof from Gold; (ii) any breach or nonfulfillment of or any default under any term or condition of this Agreement by Producer (other than a payment obligation), if such breach, nonfulfillment or default is not fully cured by Producer within 10 days of Producer’s receipt of written notice thereof from Gold; or (iii) upon the giving of written notice by Gold to Producer, without any opportunity for cure by Producer, in the event of the insolvency of, business failure of, appointment of a receiver of or for any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding (whether voluntary or involuntary) under any bankruptcy, insolvency, debtor/creditor, receivership or similar or related law by or against, Producer.
This Agreement may also be terminated as provided in Section 27.
     25. EFFECT OF TERMINATION. The termination of this Agreement, by Gold or Producer, and for whatever reason or for no reason, shall not affect any liability or obligation of Gold or Producer under this Agreement which shall have accrued prior to or as a result of such termination, including any liability for loss or damage on account of breach, nor shall the termination of this Agreement (by Gold or Producer, and for whatever reason or for no reason) affect the terms or provisions of this Agreement which contemplate performance or continuing obligations beyond the termination of this Agreement, including the obligations of, as applicable, Gold and/or Producer under Sections 11, 19, 20, 36 and 37.
     Upon the termination of this Agreement by Gold or Producer, and for whatever reason or for no reason, Producer and Gold shall be and remain responsible for selling and purchasing, in accordance with the terms and conditions of this Agreement, any Distiller’s Grains which are the subject of an Accepted Purchase Order which has not yet been performed on the effective date of the termination of this Agreement, and this Agreement shall also continue for that limited purpose.
     26. AUDIT RIGHTS. Gold and Producer shall each maintain complete, accurate and up-to-date records of their activities with respect to, as applicable, the production, delivery, shipment and sale of Distiller’s Grains pursuant to this Agreement (collectively, and in general, the “Records”). Gold and Producer shall each have the right, upon reasonable notice to the other, to examine the Records of the other during normal business hours for the purpose of determining the accuracy of any payment, statement or other document provided by the other under this Agreement. Gold and Producer shall maintain each of their respective Records for a period of two years from the date of the creation of the particular Record in question.
     If Gold’s or Producer’s review of the Records of the other reveals any shortages or deficiencies in the amount of any payments required to be made by Gold to Producer, or by Producer to Gold, as the case may be, pursuant to this Agreement (an “Unpaid Amount”), Gold or Producer, as the case may be, shall pay the Unpaid Amount to the other within 15 days of Gold’s or Producer’s, as the case may be, written notice to the other of the Unpaid Amount. The party which owes the Unpaid Amount is referred to as the “UA Payer,” and the party to which the Unpaid Amount is owed is referred to as the “UA Recipient.” The UA Recipient’s written notice must include the basis for the calculation of the Unpaid Amount. The UA Payer shall also pay, or reimburse the UA Recipient for, the out-of-pocket costs and expenses incurred by the UA Recipient in connection with the review of the Records in question if such review revealed a shortage or deficiency of two percent (2%) or more in the aggregate amount of payments that were required to be made to the UA Recipient by the UA Payer with respect to the period of time which was the subject of the review in question. In addition, if Gold or Producer, as the case may be, review the Records of the other more than once during any six month period, and the costs and expenses of such review are not allocated to Gold or Producer pursuant to the preceding sentence, the party conducting the review shall reimburse the costs and expenses incurred by the other (including employee time) in connection with such review or reviews within 10 days of the receipt of an invoice therefor from the other.
     27. FORCE MAJEURE. If any term or condition of this Agreement to be performed or observed by Gold or Producer (other than a payment or indemnification obligation) is rendered impossible of performance or observance due to any force majeure or any other act, omission, matter, circumstance, event or occurrence beyond the commercially reasonable control of Gold or Producer, as the case may be (each, an “Impossibility Event”), the affected party shall, for so long as such Impossibility Event exists, be excused from such performance or observance, provided the affected party (i) promptly notifies the other party of the occurrence of the Impossibility Event, (ii) takes all such steps as are reasonably necessary or appropriate to terminate, remedy or otherwise discontinue the effects of the Impossibility Event, and (iii) recommences performance after the termination or discontinuance of the Impossibility Event; provided, however, that if after 30 days from the occurrence of the Impossibility Event the affected party is still unable to perform its obligations under this Agreement, the other party may, in such party’s sole discretion, terminate this Agreement effective upon the giving of written notice to the affected party. The term “Impossibility Event” includes an actual or threatened act or acts of war or terrorism, fire, storm, flood, earthquake, acts of God, civil disturbances or disorders, riots, sabotage, strikes, lockouts and labor disputes; provided, however, that nothing in this Section is intended to or shall be interpreted as to require the resolution of labor disputes by acceding to the demands of labor when such course is inadvisable in the discretion of the party subject to such dispute.
     28. ARBITRATION. Except as provided below, all controversies, disputes or claims between Gold and Producer in any way related to, arising out of or connected with this Agreement shall be resolved solely and exclusively through binding arbitration in accordance with the then current commercial arbitration rules of the American Arbitration Association. The arbitration proceeding shall be conducted in Des Moines, Iowa and shall be heard by one arbitrator mutually agreed to by Gold and Producer; provided, however, that if Gold and Producer are unable to agree on an arbitrator within 15 days of the date of a written demand for arbitration given by either Gold or Producer, then Gold and Producer shall each select one arbitrator, and those two arbitrators shall in turn select a third arbitrator, and the arbitration proceedings shall be heard and determined before those three arbitrators, with the decision of a majority of the arbitrators to govern.
     The arbitrator or arbitrators shall have the right to award or include in the award any relief deemed appropriate under the circumstances, including money damages, specific performance, injunctive relief and attorneys’ fees and costs in accordance with this Agreement, but subject to Section 18.
     Gold and Producer agree that, in connection with any arbitration proceeding, they shall file any compulsory counterclaim (as defined under the federal rules of civil procedure) within 30 days after the date of the filing of the claim to which it relates.
     The award and decision of the arbitrator or arbitrators shall be conclusive and binding upon Gold and Producer and judgment upon the award may be entered in any court of competent jurisdiction.
     Gold and Producer shall share the costs of the arbitration equally, and shall pay their own attorneys’ fees and other costs and expenses, except that the arbitrator or arbitrators may award costs and fees to the prevailing party as the arbitrator or arbitrators deem appropriate.
     Notwithstanding the foregoing, no controversy, dispute or claim in any way related to, arising out of or connected with Sections 19 or 20 or any action by Gold or Producer seeking specific performance or injunctive relief shall be subject to arbitration under this Section unless Gold and Producer, in their respective sole discretion, consent in writing to the arbitration of any such particular controversy, dispute or claim.
     29. INSURANCE. Gold and Producer shall each maintain during the term of this Agreement commercial general liability insurance with combined single limits of not less than $2,000,000. The respective commercial general liability insurance policies issued to Gold and to Producer must be reasonably acceptable to the other, and must (i) name the other as an additional insured, (ii) provide for a minimum of 30 days written notice to the other prior to any cancellation, termination, nonrenewal, amendment or other change of such insurance policy, and (iii) provide that in the event of payment of any loss or damage the respective insurers will have no rights of recovery against the other. Gold and Producer shall, respectively, provide reasonable proof of such insurance to the other upon the reasonable request of the other from time to time.
     30. ASSIGNMENT. This Agreement shall be assignable by Gold or Producer, as the case may be, only with the prior written consent of the other, which consent shall not be unreasonably delayed, conditioned or withheld; provided, however, that Gold and Producer may, respectively, without the consent of the other (i) assign this Agreement or any or all of its rights and obligations under this Agreement to any Affiliate of Gold or Producer, as the case may be; and (ii) assign this Agreement as collateral, security or otherwise to any financing source of Gold or Producer, as the case may be, and any such financing source may in turn assign this Agreement upon any foreclosure or other exercise of any rights or remedies against Gold or Producer, as the case may be. Gold or Producer, as the case may be, shall give prompt written notice to the other of any assignment by them pursuant to either of subclauses (i) or (ii) in the preceding sentence. “Affiliate” shall mean, with respect to Gold or Producer, any person controlling, controlled by or under common control with Gold or Producer, as applicable.
     31. GOVERNING LAW. This Agreement is entered into and is performable in material part in Iowa, and shall be governed by and construed in accordance with the laws of the State of Iowa, but with regard to or application of the choice of law or conflicts of law provisions thereof.

     32. TRADE RULES. All purchases and sales of Distiller’s Grains under this Agreement shall be governed by the Feed Trade Rules of the National Grain and Feed Association (as amended from time to time, the “Trade Rules”) if and only to the extent that the Trade Rules are expressly applicable to such purchases and sales; provided, however, that in the event of any conflict or inconsistency between any term or provision of the Trade Rules and any term or condition of this Agreement, this Agreement shall govern and control to the full extent of such conflict or inconsistency. Notwithstanding the foregoing, the Arbitration Rules of the National Grain and Feed Association shall not apply to this Agreement.
     33. NOTICES. Subject to the last paragraph in this Section, all notices and demands desired or required to be given under this Agreement (“Notices”) shall be given in writing and shall be given by (i) hand delivery to the address for Notices; (ii) delivery by overnight courier service to the address for Notices; or (iii) sending the Notice by United States mail, postage prepaid, certified mail, addressed to the address for Notices.
     All Notices shall be deemed given and effective upon the earliest to occur of (i) the hand delivery of the Notice to the address for Notices, (ii) delivery by overnight courier service to the address for Notices, or (iii) three business days after the depositing of the Notice in the United States mail as provided in the foregoing paragraph.
     All Notices shall be addressed to the addresses set forth below the signatures to this Agreement or to such other person or at such other address as Gold or Producer may from time to time by Notice designate to the other as a place for service of Notice.
     Notwithstanding the foregoing, production schedules, loading schedules, delivery reports, bills of lading, Railcar Loading Notices, rejection notices and invoices to be provided under this Agreement may be delivered by facsimile or email to the facsimile numbers or email addresses set forth below the signatures to this Agreement or to such other number or email address as Gold or Producer may from time to time by Notice designate to the other.
     34. BINDING EFFECT ON SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of Gold and Producer and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than Gold and Producer (and their respective successors and permitted assigns) any rights, remedies, liabilities or obligations under or by reason of this Agreement, except that (i) Producer acknowledges that Gold shall sell the Distiller’s Grains to third parties based upon and in reliance on Producer’s representations and warranties set forth in Section 8 and Section 16(e), and (ii) Gold’s and Producer’s respective affiliates, employees and agents shall have the rights provided in, respectively, Sections 36 and 37.
     35. SEVERABILITY. In the event any provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable as written, but valid, legal and enforceable if modified, then such provision shall be deemed to be amended to such extent as shall be necessary for such provision to be valid, legal and enforceable and it shall be enforced to that extent. Any finding of invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.
     36. INDEMNIFICATION BY PRODUCER. Subject to Section 18, Producer shall indemnify, defend and hold Gold and Gold’s affiliates, employees and agents harmless from and against any and all suits, actions, proceedings, claims, counterclaims, losses, damages, liabilities, costs and expenses (including attorneys’ fees) in any way arising in connection with or resulting from (i) any breach or nonfulfillment of or default under any term or condition of this Agreement by Producer, or (ii) any act or omission of Producer which is, in whole or in part, grossly negligent or reckless or which constitutes willful or wanton misconduct, fraud or an intentional tort. Any payment owed by Producer to Gold under this Agreement which is not made within two days of the date on which the payment was due shall bear interest from the date such payment was due until it is paid at the Prime Rate as published in The Wall Street Journal from time to time, plus four percent (4%).
     37. INDEMNIFICATION BY GOLD. Subject to Section 18, Gold shall indemnify, defend and hold Producer and Producer’s affiliates, employees and agents harmless from and against any and all suits, actions, proceedings, claims, counterclaims, losses, damages, liabilities, costs and expenses (including attorneys’ fees) in any way arising in connection with or resulting from (i) any breach or nonfulfillment of or default under any term or condition of this Agreement by Gold, or (ii) any act or omission of Gold which is, in whole or in part, grossly negligent or reckless or which constitutes willful or wanton misconduct, fraud or an intentional tort. Any payment owed by Gold to Producer under this Agreement which is not made within two days of the date on which the payment was due shall bear interest from the date such payment was due until it is paid at the Prime Rate as published in The Wall Street Journal from time to time, plus four percent (4%).
     38. RIGHT OF OFFSET. Gold has and hereby reserves the right to setoff against and withhold from any amounts due or owing to Producer by Gold under this Agreement any and all amounts of whatever kind or nature as may from time to time be due or owing to Gold from Producer and which are past due or which arise out of or under Section 36. Producer has and hereby reserves the right to setoff against and withhold from any amounts due or owing to Gold by Producer under this Agreement any and all amounts of whatever kind or nature as may from time to time be due or owing to Producer from Gold and which are past due or which arise out of or under Section 37.
     39. NO WAIVER; MODIFICATIONS IN WRITING. No failure or delay on the part of Gold or Producer in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as provided in Section 18, the remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to Gold or Producer at law, in equity or otherwise. No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, or consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by Gold and Producer. Producer and Gold may amend this

Agreement pursuant to an Accepted Purchase Order which is signed by both Producer and Gold and which specifically provides that specified terms of such Accepted Purchase Order constitute an amendment of specified terms of this Agreement (a “PO Amendment”). A PO Amendment and any other amendment, modification or supplement of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given. A PO Amendment shall also be effective only with respect to the particular Accepted Purchase Order in question.
     40. COUNTERPARTS; DELIVERY BY FACSIMILE TRANSMISSION. This Agreement may be executed in counterparts (including by facsimile or email), each of which shall be deemed an original and shall constitute one and the same Agreement.
     41. ENTIRE AGREEMENT. This Agreement and any exhibits and schedules to this Agreement constitute the entire agreement between Gold and Producer relating to the subject matters of this Agreement, and supersede all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of Gold and Producer in connection with the subject matters of this Agreement. No course of dealing or usage of trade, except only as expressly provided in Section 32, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement. Gold hereby objects to any additional, different or inconsistent terms which may be set forth in any purchase order or any other document that Producer may at any time and from time to time submit to Gold, and no such additional, different or inconsistent terms shall be a part of this Agreement or shall have any force or effect whatsoever. In the event of any conflict or inconsistency between any terms and conditions of this Agreement and any purchase order or any other document as may be submitted by Producer hereunder, the terms and conditions of this Agreement shall govern and control to the full extent of such conflict or inconsistency.
     42. RECORDING OF TELEPHONE CONVERSATIONS. Producer consents to the recording by Gold of all telephone conversations between Gold and Producer. Gold also consents to the recording by Producer of all telephone conversations between Producer and Gold.
     43. CONSTRUCTION; CERTAIN DEFINITIONS; GENDER AND NUMBER. This Agreement shall not be construed more strongly against Gold or Producer, regardless of who is more responsible for its preparation.
     The use of the words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” in this Agreement mean and refer to this entire Agreement, and not to any particular section, paragraph or provision. The words “include,” “includes” and “including” are used in this Agreement in a nonexclusive manner and fashion, that is so as to include, but without limitation, the facts, items or matters in question. Any references in this Agreement to a “Section,” “Exhibit” or “Schedule” shall, unless otherwise expressly indicated, be a reference to the section in this Agreement or to such exhibit or schedule to this Agreement. Words and phrases in this Agreement shall be construed as in the singular or plural number and as masculine, feminine or neuter gender, according to the context. The titles or captions of sections and paragraphs in this Agreement are provided for convenience of reference only, and shall not be considered a part of this Agreement for purposes of interpreting or applying this Agreement and such titles or captions do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions. The word “person” as used in this Agreement includes natural persons and all forms and types of entities.
     44. NATURE OF RELATIONSHIP. Nothing contained in this Agreement and no action taken or omitted to be taken by Gold or Producer pursuant to this Agreement shall be deemed to constitute Gold and Producer a partnership, an association, a joint venture or other entity whatsoever. Gold shall at all times be acting as an independent contractor under this Agreement, and Gold does not have the authority to enter into any contract or agreement on behalf of Producer.
     45. TIME IS OF THE ESSENCE. Gold and Producer each acknowledge and agree that time is of the essence in the performance by them of their respective duties and obligations under this Agreement.
     46. WAIVER OF JURY TRIAL; JURISDICTION. Without limiting Section 28, Producer and Gold waive any right to a jury trial in and with respect to any suit, action, proceeding, claim, counterclaim, demand or other matter whatsoever arising out of this Agreement. Producer and Gold submit to the nonexclusive jurisdiction of any United States or Iowa court sitting in Des Moines, Iowa in any action or proceeding arising out of or relating to this Agreement which is not subject to Section 28 and with respect to the enforcement of any arbitration award under Section 28.
[Remainder of Page Intentionally Left Blank – Signature Page Follows]

     IN WITNESS WHEREOF, Gold and Producer have executed this Agreement as of the date first written above, to be effective as of the Effective Date.

HEARTLAND GRAIN FUELS, L.P.		HAWKEYE GOLD, LLC

By:	/s/ Richard R. Peterson	By:	/s/ Timothy B. Callahan

	Name: Richard R. Peterson		Name: Timothy B. Callahan
	Title: CFO		Title: CFO

Address:			Address:

224 S. Bell Ave.
Ames, Iowa 50010
	Attn:		Attn: Timothy B. Callahan

Fax Number:			Fax Number: 515-233-5902
	Email:		Email: tcallahan@hawkeye-energy.com

Location of Plant: Aberdeen, SD [Recital A]
Monthly Production:                      Tons [Section 7]
Producer Representative:
                                                            [Section 13(c)]
Exhibit A: Minimum Quality Standards [Section 8]
Exhibit B: Composite Analysis Matters [Section 10]
[Signature Page to Hawkeye Gold Distillers Grains Agreement]

EXHIBIT A
MINIMUM QUALITY STANDARDS
FOR
WET AND DRY DISTILLER’S GRAINS AND CORN SYRUP

	Component	Minimum	Maximum
DDG	Protein	26%	N/A
	Fat	7.5%	N/A
	Fiber	N/A	15%
	Ash	N/A	5%
	Moisture	10%	13%

	Component	Minimum	Maximum
WDG	Protein	10.5%	N/A
	Fat	3%	N/A
	Fiber	N/A	5%
	Ash	N/A	2.5%
	Moisture	60%	N/A

	Component	Minimum	Maximum
Modified WDG	Protein	15.0%	N/A
	Fat	4.5%	N/A
	Fiber	N/A	9.0%
	Ash	N/A	4.0%
	Moisture	50%	55%
The Distiller’s Grains shall have Aflatoxin levels of less than 20 ppb. The Distiller’s Grains shall be no warmer than the higher of (i) the daily high of the ambient outside temperature or (ii) 60 degrees Fahrenheit. The Distiller’s Grains shall not have a musty, moldy or sour smell or other commercially objectionable odor. The Distiller’s Grains shall be cool and sweet and must be able to pour freely into the shipping container.
All Corn Syrup shall meet industry standards.
[Exhibit to Hawkeye Gold Distillers Grains Agreement]

EXHIBIT B
COMPOSITE ANALYSIS MATTERS
MOISTURE, %
DRY MATTER, %
CRUDE PROTEIN, %
A.D. FIBER, %
N.D. FIBER, %
CRUDE FIBER, %
ASH, %
TOTAL DIGEST NUTRS., %
NET ENERGY, MAIN.
NET ENERGY, GAIN
NET ENERGY, LACT.
DIG. ENERGY, SWINE
MET. ENERGY, SWINE
CALCIUM, %
PHOSPHORUS, %
ACID FAT, %
SULFUR, %
COLOR SCORE
COMPLETE MYCOTOXINS
COMPLETE AMINO ACIDS
PARTICLE SIZE
[Exhibit to Hawkeye Gold Distillers Grains Agreement]